Exhibit 99.38

THIS PRESS RELEASE AND ANY INFORMATION CONTAINED HEREIN MAY NOT BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

PRESS RELEASE

MEDIASET’S SHAREHOLDERS’ MEETING APPROVES SPECIFIC AMENDMENTS

TO:

(I) THE ARTICLES OF ASSOCIATION OF MFE

(II) THE TERMS AND CONDITIONS FOR SPECIAL VOTING SHARES TO BE
ISSUED IN THE CONTEXT OF THE CROSS-BORDER MERGER APPROVED ON 4
SEPTEMBER 2019

ALL OTHER TERMS RELATING TO THE MERGER REMAIN UNCHANGED

THE MFE PROJECT IS CONFIRMED AND PROCEEDS

In relation to the cross-border merger by absorption of Mediaset S.p.A. (Mediaset) and Mediaset España Comunicación, S.A. (Mediaset España) with and into Mediaset Investment N.V. (the Merger), a Dutch wholly-owned direct subsidiary of Mediaset, which will be renamed “MFE - MEDIAFOREUROPE N.V.” (MFE), today the extraordinary shareholders’ meeting of Mediaset approved certain specific amendments to the articles of association of MFE (the Proposed Articles) and to the related Terms and Conditions for Special Voting Shares (the SVS Terms and Conditions), acknowledging the proposals suggested by the Court of Milan at the hearing held on 4 November 2019, within the attempt at conciliation provided for under Article 2378, paragraph 4, of the Italian civil code, in the context of the interim proceedings initiated by Vivendi S.A. and Simon Fiduciaria S.p.A. for the provisional suspension of the resolution approved by the extraordinary shareholders’ meeting of Mediaset on 4 September 2019.

In particular, as better explained in the explanatory report drawn up by the board of directors and made available on the corporate website of Mediaset, section Governance, the shareholders’ meeting approved the proposal of:

(i)                           eliminating from the Proposed Articles all clauses related to the Qualified Shareholding Obligation and the Contractual Obligation, as set out under Article 42 of the Proposed Articles, to which reference is made for definition purposes. Such elimination entails, among others, the consequent amendment of Article 13.7 of the same Proposed Articles, as well as of certain provisions of the SVS Terms and Conditions and the “Terms and Conditions for initial allocation of Special Voting Shares A” that make reference to such requirements;

(ii)                        eliminating from the Proposed Articles the clause related to the conventional threshold (set at 25% of voting rights) triggering the obligation to launch a takeover bid as set out under Article 43 of the Proposed Articles, without prejudice to the threshold provided under Dutch law (i.e., 30% of voting rights);

(iii)                     eliminating from the SVS Terms and Conditions the whole penalty clause set out under Article 13;

(iv)                    introducing, in the Proposed Articles, a specific clause providing for enhanced majorities (three quarters of the votes validly cast) to be required in case of introduction of clauses similar to those eliminated pursuant to (i) and (ii) above.

All other terms and conditions of the MFE Project and of the Merger, as approved by the extraordinary meeting of shareholders on 4 September 2019 and indicated in the common cross-border merger plan and in the explanatory report approved by the Board of Directors on 7 June 2019, remain unaltered. Such documents are available on the corporate website of Mediaset at www.mediaset.it, section Governance.

In light of the above, the MFE project is confirmed and proceeds. Indeed, the Merger is a priority for Mediaset. It is on the Merger, in fact, that the aim of creating a pan-European media and entertainment group, with a leading position in its local markets and greater scale to compete, and with potential to expand further in specific countries across Europe, is based (the “MFE Project”).

Mediaset firmly believes in the future of the European media industry. This is shown by the investment in ProSiebenSat.1 Media (with an aggregate stake equal to 15.1% of the share capital of the German broadcaster, as announced on 11 November 2019): such investment marks an important step in creating an independent European TV, content and digital powerhouse, thereby improving Europe’s competitive position in the global marketplace. Scale is becoming a crucial strategic factor, and Mediaset is convinced that there has to be a pan- European answer to increasing competition and technological challenges ahead.

In addition to these strategic objectives, there are tangible economic advantages for all shareholders, connected with the realisation of synergies estimated at approximately Euro 100-110 million (before tax) over the next four years (from 2020 to 2023), corresponding to a net present value of approximately Euro 800 million.

It is therefore clear that the MFE Project is essential for the future of the Mediaset group, as well as for all its shareholders and stakeholders, who would suffer serious damage if it were not carried out.

It is recalled that, as already announced on 9 December 2019, ending the reserve position expressed on 6 December 2019, the Court of Milan held that for the purpose of the precautionary assessment of requests presented by Vivendi and Simon Fiduciaria regarding the resolution adopted by Mediaset’s extraordinary shareholders’ meeting of 4 September 2019, the outcome of today’s shareholders’ meeting is relevant. Therefore, accepting the request made by Mediaset, the Court has deemed it appropriate to postpone any discussion to a hearing subsequent to that date, and has consequently scheduled such hearing on 21 January 2020. With the same order, the Court further postponed the provisional suspension of the resolution of 4 September 2019 until the outcome of said hearing.

Assessments on the withdrawal rights and the opposition of creditors

The resolutions approved by the extraordinary meeting only concern some specific amendments to certain provisions of the Proposed Articles and the SVS Terms and Conditions of MFE, as resulting company from the Merger; they do not entail any of the conditions provided for the exercise of the withdrawal right under Article 2437 of the Italian civil code and Article 5 of the Legislative Decree 108 and do not give rise to any prejudice, neither of a financial nor of an asset nature, for the merging companies. Therefore, shareholders who do not participate in the adoption of the resolution proposal will not be entitled to exercise their withdrawal rights, without prejudice to the right of such shareholders who already exercised their withdrawal right following the resolution adopted by the extraordinary meeting of shareholders of Mediaset on 4 September 2019 under the terms provided therein.

The approved resolutions do not, further, entail the re-opening of the terms of opposition of creditors pursuant to Art. 2503 of the Italian civil code.

Additional requirements

The amendments to the Proposed Articles and the SVS Terms and Conditions approved by today’s shareholders’ meeting shall also be approved by the general meeting of shareholders of Mediaset España and by the general meeting of shareholders of Mediaset Investment N.V. (a wholly-owned direct subsidiary of Mediaset).

In this regard, please note that the general meeting of shareholders of Mediaset España has already been called for 5 February 2020.

Documentation

For further information about the extraordinary meeting and the Merger, the relevant press releases and all relating documents are available on the corporate website of Mediaset, at www.mediaset.it

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It should be noted that the summary report of the votes cast and the minutes of the extraordinary shareholders’ meeting of Mediaset will be made available to the public in accordance with the applicable laws and regulations.

Cologno Monzese, 10 January 2020

Department of Corporate Communication and Image

Tel. +39 0225149301

Fax +39 0225149271

e-mail: direzionecomunicazione@mediaset.it

www.mediaset.it/corporate/

Investor Relations Department

Tel. +39 0225147008

Fax +39 0225148535

e-mail: investor.relations@mediaset.it

http://www.mediaset.it/investor

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IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This press release is for informational purposes only and is not intended to and does not constitute an offer or invitation to exchange or sell or solicitation of an offer to subscribe for or buy, or an invitation to exchange, purchase or subscribe for, any securities, any part of the business or assets described herein, or any other interests or the solicitation of any vote or approval in any jurisdiction in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This press release should not be construed in any manner as a recommendation to any reader of this press release. No offer of securities shall be made. This press release is not a prospectus, product disclosure statement or other offering document for the purposes of the Regulation (EU) 2017/1129 of the European Parliament and the Council of 14 June 2017.

This press release does not represent an offer to the public in Italy, pursuant to Section 1, letter (t) of Legislative Decree no. 58 of February 24, 1998, as amended and supplemented, nor in Spain, pursuant to article 35.1 of the restated text of the Securities Market Act approved by Royal Legislative Decree 4/2015, dated 23 October. The release, publication or distribution of this press release in certain jurisdictions may be restricted by law, and therefore persons in such jurisdictions into which this press release is released, published or distributed should inform themselves about and observe such restrictions.

Nothing in this press release constitutes an offer of securities for sale in the United States within the meaning of the Securities Act or in any other jurisdiction where it is unlawful to do so, or a solicitation of votes for the general meeting of shareholders described herein. The securities referred to in this press release have not been, and will not be, registered under the Securities Act or the securities laws of any state in the United States, and any representation to the contrary is a violation of law. The securities referred to in this press release may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons, both as defined in Regulation S under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or local securities laws.

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US investors disclaimer

The transaction is made for the securities of a foreign company. The transaction is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the transaction, such as in open market or privately negotiated purchases.